Exhibit 99
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
November 10, 2006
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
THIRD QUARTER RESULTS

Dover, Delaware  – Chesapeake Utilities Corporation (NYSE: CPK) today announced results for the quarter ended September 30, 2006. The Company’s operating income increased by $261,000 for the quarter compared to the same period in 2005. The Company experienced a seasonal net loss of $657,000, or $0.11 per share (diluted), compared to a seasonal net loss for the third quarter of 2005 of $694,000, or $0.12 per share (diluted). Chesapeake’s Delmarva natural gas distribution and propane distribution operations typically experience seasonal losses during the third quarter, because heating customers do not require gas in the summer months.

For the nine months ended September 30, 2006, net income increased $237,000, or 4 percent, to $6.6 million, or $1.10 per share (diluted), compared to $6.3 million, or $1.07 per share (diluted) for the same period in 2005. Weather on the Delmarva Peninsula had a significant impact on the year-to-date results as temperatures were 20 percent warmer in the first nine months of 2006 compared to the respective period in 2005. The Company estimates that the warmer weather reduced net income by $1.5 million, or $0.25 per share, year-to-date. The negative impact of the warmer weather was more than offset by the Company’s continued strong customer growth, improved results by the advanced information services segment and the Company’s continued cost management efforts.

Highlights during the third quarter include:

▪
Customer growth in the natural gas and propane businesses remained strong, with the Delmarva and Florida natural gas distribution operations each showing 9 percent increases in residential customers, respectively; and the Delmarva propane Community Gas Systems (“CGS”) generating a 35 percent increase in customers.

▪	Continued capital investment to support customer growth resulted in an increase of $12.8 million to net property, plant and equipment during the quarter.

▪
On September 26, 2006, the Company received approval for a base rate increase from the Maryland Public Service Commission (“PSC”) for the Company’s Maryland natural gas operations, with the new base rates effective October 1, 2006. The base rate adjustment results in an increase in base rates of approximately $780,000, which would result in an average increase in revenues of approximately 4.5 percent for the Company’s firm residential, commercial and industrial customers in Maryland. The PSC granted a 9.03 percent overall rate of return and a 10.75 percent return on common equity, as compared to the Company’s request for a 9.7 percent overall rate of return and a 11.50 return on common equity. This base rate increase translates into less than a one percent annual increase since the Company’s last filing 11 years ago. The PSC also approved the Company’s proposal to implement a revenue normalization mechanism for its residential heating and smaller commercial heating customers, reducing the Company’s future risk due to weather and usage changes.

“We are pleased to see continued growth in our natural gas and community gas systems. This growth, in combination with improvements in the information services business, more than offset the extreme warm temperatures we experienced during the year,” said John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation.

The discussions of the results for each of the periods ended September 30, 2006 and 2005 use the term “gross margin.” Gross margin is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of gross margin see Footnote (1) to the Supplemental Income Statement Data which follows. The discussions also refer to “other operating expenses.” Other operating expenses refer to the following expense categories: operations, maintenance, depreciation and amortization, and other taxes.

Results for the quarter ended September 30, 2006

Operating income was $162,000 for the third quarter of 2006, an increase of $261,000, compared to an operating loss of $99,000 in the third quarter of 2005. Gross margin increased $186,000, or 1 percent, for the third quarter of 2006 compared to 2005, primarily due to the growth from natural gas distribution and transmission operations and improved results from advanced information services.

Natural Gas Operations

▪	Natural Gas operating income for the quarter increased by $630,000, or 56 percent, on gross margin growth of $706,000, or 8 percent, compared to the third quarter of 2005.

▪	Gross margin for the Delaware and Maryland distribution operations increased by $121,000, primarily from continued growth in residential customers on the Delmarva Peninsula.

▪
Gross margin for the Florida operations increased $99,000 for the quarter, primarily due to a 9 percent increase in the average number of residential customers and growth in unregulated natural gas supply management services.

▪
The natural gas transmission operation achieved gross margin growth of $486,000, or 14 percent, primarily due to additional transportation services provided to its firm customers, which were implemented in November 2005.

▪
Other operating expenses for the Natural Gas segment increased $76,000, or 1 percent, for the third quarter of 2006 compared to the third quarter of 2005, due primarily to an increase in costs to support customer growth, including higher payroll, depreciation and property taxes, partially offset by lower health care costs. The Company has been experiencing lower health care costs since it changed health care service providers in November 2005.

Propane Operations

▪
Propane’s seasonal operating loss for the third quarter of 2006 increased by $401,000, or 28 percent, compared to the third quarter of 2005. Gross margin for the Propane segment decreased $603,000 in the third quarter of 2006 compared to the same period in 2005.

▪
Gross margin for the Delmarva propane distribution operation decreased by $357,000, primarily attributed to a $244,000 decrease in the average gross margin per retail gallon of propane sold and lower service installation revenue. Contributing to the decrease in average gross margin per retail gallon is a $175,000 write-down of our propane inventory to reflect the lower of cost or market.

▪
The propane wholesale and marketing operation experienced a decrease of $206,000 in gross margin for the quarter compared to the third quarter in 2005. The decrease is attributed to the decrease of wholesale propane prices during the third quarter of 2006, in contrast to the rising prices experienced in the third quarter of 2005.

▪
Other operating expenses of the Propane segment decreased $201,000 for the quarter, compared to the third quarter of 2005. Lower payroll costs and health care costs were the primary contributors to the lower expenses.

Advanced Information Services

The Advanced Information Services segment reported operating income of $322,000 for the third quarter 2006, representing an improvement of $135,000 compared to the same period in 2005. The improvement in operating income is primarily related to the elimination of the operating loss incurred by the LAMPSTM product during the third quarter of 2005 and increased consulting revenues. The LAMPSTM product was sold in October 2005. For the third quarter of 2005, the LAMPSTM product had an operating loss of $111,000.

Interest Expense

Interest expense for the third quarter of 2006 increased $69,000, or 5 percent, to $1.34 million compared to $1.27 million for the third quarter of 2005. The increase was primarily due to an increase in short-term borrowing to fund the Company’s capital investments made in late 2005 and the first nine months of 2006. The Company’s average short-term borrowing was $28.5 million higher during the third quarter of 2006 when compared to the third quarter of 2005. The Company expects that interest expense will remain above 2005 levels due to the large capital expenditures in late 2005 and the planned capital expenditures in 2006 for growth and expansion.

Results for the nine months ended September 30, 2006

Operating income increased $1.1 million, or 8 percent, to $14.8 million for the first nine months of 2006, compared to $13.7 million for the same period in 2005. Operating income increased as customer growth, improved results from advanced information services and cost management efforts more than offset the negative impact warmer weather had on gross margin.

Natural Gas Operations

▪	Natural Gas operating income for the nine months ended September 30, 2006 increased by $1.1 million, or 9 percent, on gross margin growth of $1.2 million, compared to the same period in 2005.

▪
Gross margin for the Delaware and Maryland distribution operations decreased by $516,000, as temperatures on the Delmarva Peninsula were 20 percent warmer during the first nine months of 2006 compared to 2005. The Company estimates that the warmer temperatures resulted in a decrease in gross margin of approximately $1.4 million compared to 2005, which was partially offset by gross margin from new customers. Continued growth in residential customers on the Delmarva Peninsula generated approximately $885,000 of increased gross margin for the nine months ended September 30, 2006, compared to the same period in 2005.

▪
Gross margin for the Florida operations increased $614,000 for the nine months ended September 30, 2006, compared to 2005, primarily due to a 9 percent increase in residential customers and growth in unregulated natural gas supply management services.

▪
The natural gas transmission operation achieved gross margin growth of $1.1 million, or 10 percent, primarily due to additional transportation services provided to its firm customers, which were implemented in November 2005. The Company estimates that its annual gross margin for its natural gas transmission operation will be $1.7 million higher in 2006 than 2005 due to continued implementation of new transportation services.

▪
Other operating expenses for the Natural Gas segment increased slightly by $104,000 for the first nine months of 2006 compared to the same period in 2005, due primarily to costs to support customer growth, including higher payroll, depreciation and property taxes, which were partially offset by pre-service costs for a future pipeline project that were deferred in the second quarter of 2006 and decreases in health care benefit costs and accruals for incentive compensation.

Propane Operations

▪
Propane operating income for the nine months ended September 30, 2006 decreased $648,000, or 36 percent, compared to the same period in 2005, due primarily to the negative impact of warmer weather. Total gross margin for the Propane operations decreased $938,000 when compared to the same period in 2005.

▪
Gross margin for the Delmarva propane distribution operation decreased by $933,000. Weather that was 20 percent warmer during the first nine months of 2006 compared to 2005, reduced gross margin by approximately $1.1 million. However, the negative impact of weather was partially offset by a $434,000 increase from the average gross margin per retail gallon sold. The remaining gross margin decrease of $267,000 can be attributed to such items as customer conservation and changes in the timing of deliveries to customers.

▪
Gross margin for CGS increased $60,000 when compared to the prior period, primarily from an increase in the average number of customers. The average number of customers increased 1,038, or 35 percent, to 4,010 in the first nine months of 2006, compared to the same period in 2005. The Company expects the growth of its CGS operation to continue due to the number of systems currently under construction.

▪
The Florida propane distribution operation experienced a decrease in gross margin of $151,000 when compared to the same period in 2005. The lower gross margin reflects a decrease of $321,000 for in-house piping sales as the Florida operation exits the house piping service.

▪
Other operating expenses of the Propane unit decreased for the first nine months of 2006 by $290,000, compared to the same period in 2005. The decrease is primarily attributed to a decrease of $267,000 in other operating expenses for the Delmarva propane distribution operation, including CGS. The decreased costs for the Delmarva operations were due to $387,000 in fixed costs being recovered in the first and second quarters of 2006 from a propane supplier as a result of the delivery of propane to the Company that contained above normal levels of petroleum by-products, as well as, a decrease in health insurance costs. These lower costs were partially offset by the costs for one of the Pennsylvania start-ups which began operation in July 2005 and higher costs for payroll and vehicle fuel.

Advanced Information Services

The Advanced Information Services segment reported operating income of $510,000 for the nine months ended September 30, 2006, representing an improvement of $587,000 compared to the same period in 2005. The improvement in operating income is primarily related to the elimination of the operating loss incurred by the LAMPSTM product during the first nine months of 2005 and increased consulting revenues. The LAMPSTM product was sold in October 2005. For the first nine months of 2005, the LAMPSTM product had an operating loss of $461,000.

Interest Expense

Interest expense increased from $3.8 million in the first nine months of 2005 to $4.3 million for the same period in 2006. The 13 percent increase was primarily due to an increase in short-term borrowing to fund the Company’s capital investments made in late 2005 and the first nine months of 2006. The Company’s average short-term borrowing was $26.5 million higher during the first nine months of 2006 when compared to the first nine months of 2005. The Company expects that interest expense will remain above the 2005 levels due to the capital expenditures in late 2005 and the continuing level of capital expenditures expected to be made in 2006 for growth and expansion.

Condensed Consolidated Statements of Income
For the Periods Ended September 30, 2006 and 2005
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Third Quarter		Year to Date
	2006	2005	2006	2005
Operating Revenues	$35,142	$35,155	$170,396	$155,221

Operating Expenses
Cost of sales, excluding costs below	21,759	21,958	116,189	101,453
Operations	9,447	9,815	27,899	29,326
Maintenance	513	462	1,541	1,280
Depreciation and amortization	2,044	1,889	6,059	5,701
Other taxes	1,217	1,130	3,903	3,731
Total operating expenses	34,980	35,254	155,591	141,491
Operating Income (Loss)	162	(99)	14,805	13,730
Other income (loss) net of other expenses	(12)	19	130	330
Interest charges	1,341	1,272	4,336	3,823
Income (Loss) Before Income Taxes	(1,191)	(1,352)	10,599	10,237
Income taxes	(534)	(658)	4,027	3,902
Net Income (Loss)	$(657)	$(694)	$6,572	$6,335

Earnings Per Share of Common Stock:
Basic	($0.11)	($0.12)	$1.11	$1.09
Diluted	($0.11)	($0.12)	$1.10	$1.07
Basic weighted average shares outstanding	5,973,149	5,851,926	5,945,119	5,823,144
Diluted weighted average shares outstanding	5,973,149	5,851,926	6,069,893	5,982,303

Supplemental Income Statement Data
For the Periods Ended September 30, 2006 and 2005
Dollars in Thousands
(Unaudited)

	Third Quarter		Year to Date
	2006	2005	2006	2005
Gross Margin (1)
Natural Gas	$10,033	$9,326	$37,890	$36,647
Propane	1,883	2,486	12,494	13,432
Advanced Information Services	1,546	1,444	4,041	3,816
Other	(79)	(59)	(218)	(127)
Total Gross Margin	$13,383	$13,197	$54,207	$53,768

Operating Income
Natural Gas	$1,761	$1,131	$13,256	$12,117
Propane	(1,826)	(1,425)	1,166	1,814
Advanced Information Services	322	186	510	(77)
Other	(95)	9	(127)	(124)
Total Operating Income	$162	$(99)	$14,805	$13,730

Heating Degree-Days — Delmarva Peninsula
Actual	45	31	2,502	3,138
10-year average (normal)	60	60	2,797	2,853

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars in Thousands
(Unaudited)

Assets	September 30, 2006	December 31, 2005
Property, Plant and Equipment
Natural gas distribution and transmission	$238,608	$220,685
Propane	43,174	41,564
Advanced information services	952	1,221
Other plant	9,110	9,276
Total property, plant and equipment	291,844	272,746
Less: Accumulated depreciation and amortization	(83,605)	(78,840)
Plus: Construction work in progress	17,711	7,598
Net property, plant and equipment	225,950	201,504

Investments	1,872	1,686

Current Assets
Cash and cash equivalents	2,351	2,488
Accounts receivable (less allowance for uncollectible accounts of $849 and $861, respectively)	39,639	54,284
Accrued revenue	2,078	4,716
Propane inventory, at average cost	7,462	6,333
Other inventory, at average cost	1,581	1,539
Regulatory assets	634	4,435
Storage gas prepayments	8,935	8,628
Income taxes receivable	-	2,726
Deferred income taxes	1,643	-
Prepaid expenses	2,780	2,021
Other current assets	3,189	1,597
Total current assets	70,292	88,767

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	195	206
Long-term receivables	853	961
Other regulatory assets	1,194	1,178
Other deferred charges	931	1,004
Total deferred charges and other assets	3,847	4,023

Total Assets	$301,961	$295,980

Condensed Consolidated Balance Sheets
Dollars in Thousands
(Unaudited)

Capitalization and Liabilities	September 30, 2006	December 31, 2005
Capitalization
Stockholders' equity
Common Stock, par value $0.4867 per share (authorized 12,000,000 shares) (1)	$2,910	$2,863
Additional paid-in capital	41,928	39,620
Retained earnings	44,276	42,855
Accumulated other comprehensive income	(578)	(578)
Deferred compensation obligation	1,105	795
Treasury stock	(1,105)	(798)
Total stockholders' equity	88,536	84,757

Long-term debt, net of current maturities	56,792	58,991
Total capitalization	145,328	143,748

Current Liabilities
Current portion of long-term debt	4,929	4,929
Short-term borrowing	51,314	35,482
Accounts payable	27,994	45,645
Customer deposits and refunds	5,908	5,141
Accrued interest	1,584	559
Dividends payable	1,733	1,676
Income taxes payable	398	-
Deferred income taxes	-	1,151
Accrued compensation	2,653	3,793
Regulatory liabilities	3,801	551
Other accrued liabilities	5,432	3,560
Total current liabilities	105,746	102,487

Deferred Credits and Other Liabilities
Deferred income taxes	24,739	24,249
Deferred investment tax credits	326	367
Other regulatory liabilities	1,590	2,009
Environmental liabilities	242	353
Accrued pension costs	3,126	3,100
Accrued asset removal cost	18,057	16,727
Other liabilities	2,807	2,940
Total deferred credits and other liabilities	50,887	49,745

Total Capitalization and Liabilities	$301,961	$295,980

(1) Shares issued were 5,979,769 and 5,883,099 for 2006 and 2005, respectively.
Shares outstanding were 5,979,769 and 5,883,002 for 2006 and 2005, respectively.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake's businesses is available at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799